PRESS RELEASE
For Immediate Release
Consolidated-Tomoka Land Co.

Date:	May 15, 2008
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

CONSOLIDATED-TOMOKA LAND CO. BOARD RESPONDS TO
WINTERGREEN ADVISERS, LLC

DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (AMEX–CTO) sent the following letter to Mr. David J. Winters of Wintergreen Advisers, LLC:

VIA FEDERAL EXPRESS

May 14, 2008

Wintergreen Advisers, LLC
Attn:  David J. Winters
333 Route 46 West, Suite 204
Mountain Lakes, New Jersey  07046

RE:           Your Letter of April 21, 2008

Dear Mr. Winters:

The board of directors (the “Board”) of  Consolidated-Tomoka Land Co. (“CTLC”) asked that I respond to your letter of April 21, 2008, that requested a postponement of the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) until such time as Wintergreen Advisers, LLC (“Wintergreen”) was satisfied that certain director nominees to be voted on at the Annual Meeting (the “Director Nominees”) were independent.

The Board carefully balanced the merits of your request against what it believes to be in the best interest of CTLC and all of its shareholders and concluded that the best interest of CTLC and its shareholders would not be served by postponing the meeting.  The Board reached its decision based in part on the following:

•	As of the date of your letter, over 62% of our stock had already been voted electronically or directed by proxy to be voted by management in favor of the Director Nominees.

•	Excluding the shares beneficially owned by Wintergreen, 97% of the shares to be voted by our shareholders were directed to be voted in favor of the election of the Director Nominees.

•	The timing of your request did not allow CTLC the opportunity to respond to your concerns in such a manner as to fully inform all shareholders of CTLC’s response prior to the Annual Meeting.

•
Given the overwhelming support of the other shareholders, the Board determined that postponing the meeting would result in an inappropriate and unnecessary diversion of CTLC’s resources and management attention.

•
Your letter did not present any information regarding Mr. Davison’s fitness to serve as an independent director that had not already been considered and discussed by the Board and the Governance Committee of the Board (the “Governance Committee”). The Governance Committee and the Board thoroughly discussed each of the issues raised in your letter with Mr. Davison and concluded that Mr. Davison satisfactorily addressed each of those concerns in 2007. Based on these discussions, the Governance Committee and the Board affirmatively determined that Mr. Davison did not have a relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director of CTLC and was therefore independent, as required under the applicable rules and regulations of the Securities Exchange Commission (the “SEC”) and the American Stock Exchange (“AMEX”).

•
Wintergreen did not raise any questions regarding Mr. Davison’s qualifications last year when it voted in favor of his election as an independent director at CTLC’s 2007 Annual Meeting of Shareholders.

•
Your letter did not present any information regarding Mr. Olivari’s fitness to serve as an independent director that had not already been considered and discussed by the Board and the Governance Committee.  The Governance Committee and the Board thoroughly discussed the issues raised in your letter with Mr. Olivari and concluded that Mr. Olivari satisfactorily addressed each of those concerns.  Based on these discussions, the Governance Committee and the Board affirmatively determined that Mr. Olivari did not have a relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director of CTLC and was therefore independent, as required under the applicable rules and regulations of the SEC and AMEX.

•
James Jordan, a former director of CTLC and former member of the Governance Committee nominated by Wintergreen, stated in a Board meeting that he agreed with the Governance Committee’s determination that Mr. Olivari was fully qualified to serve as a director.

•
Postponing the Annual Meeting would divert valuable time and resources of CTLC and as such would be harmful to CTLC during a period when the real estate environment requires that the Board and management focus their attention on protecting shareholder value and positioning CTLC to take advantage of any future real estate rebound.

•	The Board believes its corporate governance practices and procedures are adequate and in material compliance with all applicable laws, rules, and regulations.

In order to address your concerns regarding the process by which the Board affirmatively determined that Mr. Olivari and Mr. Davison did not have any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director of CTLC, we would first like to generally describe the repurchase covenants recorded in the sales of CTLC lands to Halifax Hospital and SunTrust.  As a customary business practice, we require that our purchasers, by covenant, agree to start construction by certain dates, typically within two years after closing. If they fail to do so, we have the option to repurchase the property at its original sale price.  We do this for two principal reasons: (i) to prevent a speculative purchaser from acquiring our raw land for resale in competition with us; and (ii) to add value to our remaining land by having quality development adjacent to it.  The repurchase decision is made based on an analytical comparison between the original purchase price and then current market values and market conditions.  The greater the potential upside for our shareholders, the greater the likelihood that we will repurchase the property if construction has not commenced.

In affirmatively determining that Mr. Olivari did not have a relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director of CTLC, the Board considered the fact that Mr. Olivari is a member of the Halifax Medical Center Foundation Board (the “Foundation”) and of the Audit Finance Committee (the “Audit Committee”) of the Halifax Hospital Medical Center (the “Hospital”).  The Foundation is a charitable organization that raises funds to support the Hospital, which purchased our land.  The Audit Committee is an advisory board of local professionals that reviews the Hospital’s financials.  The Foundation Board and the Audit Committee do not set Hospital policy and do not exercise any control over the day-to-day operations of the Hospital or its board, whose members are appointed by the Governor of  Florida.

Mr. Olivari was appointed to the Foundation board in July 2006 and to the Audit Committee in May 2006.  He is not a member of the board of the Hospital.  CTLC sold the hospital site to the Hospital in December 2003.  As such, the Hospital’s construction obligations and CTLC’s repurchase rights were memorialized in deed covenants recorded more than two years before Mr. Olivari was appointed to either volunteer committee.

The original construction commencement date of December 10, 2005 for the first building was modified to December 2006 by an amendment to the covenants dated July 18, 2005 and recorded November 30, 2005.  CTLC has had many conversations with Hospital management about its construction plans.  After several meetings with no significant progress, we decided, in November 2007, to make a formal demand that the Hospital commence construction which, under the covenants, gave the Hospital until November 29, 2008, to start construction.  All of these events occurred prior to any consideration of the nomination of Mr. Olivari to our Board.  We met with the senior management of the Hospital late last year and were to be provided development plans by the Hospital in the first quarter of 2008.  Having not received those plans, we recently reminded the Hospital of the consequences of their failure to commence construction.

If the Hospital fails to commence construction of the first building our repurchase rights are limited to the parcel at the corner of  LPGA Boulevard and Williamson Boulevard, consisting of approximately twenty-one and one-half (21½) developable acres out of a total of approximately 102 developable acres purchased.  It is speculative, at best, to assume that the Hospital will not honor its contractual obligations and what action CTLC might take if the Hospital fails to commence construction.  If future events necessitate further Board action, Mr. Olivari will recuse himself from the consideration of or voting upon such actions, consistent with Board practice.   Based on the facts and circumstances herein set forth, the Board determined that Mr. Olivari’s positions with the Foundation and the Hospital would not interfere with his exercise of independent judgment in carrying out the responsibilities of a director of CTLC.

Mr. Davison was elected as a director in 2007 and re-elected 2008.  The loans referenced in your letter were made in 2002 and the SunTrust purchase, with our repurchase rights, was closed in 2004, long before Mr. Davison’s nomination as a director.  We also exercised our repurchase rights prior to Mr. Davison’s nomination as a director, although the actual closing of the repurchase did not occur until after his election as a director.  Based on these facts and circumstances, as well as those facts and circumstances described in our 2008 Proxy Statement, the Board determined in 2007 and again in 2008 that Mr. Davison’s position with SunTrust, from which he retired in September 2007, would not interfere with his exercise of independent judgment in carrying out the responsibilities of a director of CTLC.

In response to your concerns regarding Wintergreen’s Board member recommendations, in our 2008 Proxy Statement we briefly noted that while considering Mr. Adolpho Henriques, Mr. Henriques disclosed to the Governance Committee that he had a pre-existing commitment to another board that conflicted with CTLC’s Board meeting dates.  To elaborate, upon learning of this conflict, the Board worked with Mr. Henriques to determine if he could move his meeting conflict, and we also discussed moving our Board meetings forward or back a day to accommodate him to resolve the conflict.  However, after several conversations with Mr. Henriques, he withdrew from consideration.

Regarding Wintergreen’s additional Board member recommendations, in your letter of February 6, 2008, you both asked the Board to expand its membership to twelve and recommended three candidates for director.  This letter contained brief resumes of your three nominees but did not provide contact information for those nominees or meet CTLC’s various other requirements for shareholder submissions of nominees for director pursuant to our policies and procedures for shareholder recommendations of candidates for election as director, which policies and procedures were described in our 2007 Proxy Statement.  The Governance Committee discussed consideration of these three candidates and reviewed your February 6, 2008 letter, at which time the Governance Committee concluded that these three individuals were nominated specifically to fill the three new director positions that would have been created if the Board was expanded.  The Board chose not to expand its membership at that time, however, as was explained in our March 10, 2008 letter.  After receipt of your letter of April 21, 2008, however, the Governance Committee realized that you intended for these candidates to be considered for our current Board vacancy.  The Governance Committee wrote to advise you of the procedure to submit one or more of those nominees for consideration.  The Board suggests that you provide the Governance Committee with complete resumes of any nominee that you wish to nominate for the open Board position and that you more fully comply with the director nomination procedures outlined in our 2008 Proxy Statement under “Consideration of Director Nominees,” which procedures are the same as those that you followed for your nominations of James Jordan and Adolfo Henriques.

Please also recall that I sent you a letter dated March 20, 2008, requesting a meeting with you. Subsequently, I talked with your secretary and Fred T. Perlstadt, your Chief Financial Officer, but, to date, a meeting has not been scheduled.  For your convenience, I offered to meet in your New Jersey office.  My intention is to have an open discussion with you to improve the working relationship between Wintergreen and CTLC and discuss matters of mutual concern.  I still believe such a meeting would be productive for Wintergreen and CTLC.

The goal of our Board and management is to build and optimize long-term shareholder value and we believe that our business plan is doing that.   The Board has asked me to continue efforts to meet with you.  I hope that we can schedule such a meeting soon.

Sincerely,

/s/William H. McMunn
William H. McMunn
President and Chief Executive Officer

cc:           Mr. John C. Adams
Mr. William H. Davison
Mr. Gerald L. DeGood
Mr. James E. Gardner
Mr. William L. Olivari
Mr. John C. Myers, III
Mr. William J. Voges

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. (the "Company") is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of income properties strategically located throughout the Southeast, and the development, management and sale of targeted real estate properties.  Visit our website at www.ctlc.com

###

“Safe Harbor”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements include many factors that are beyond the Company’s ability to control or estimate precisely.  These risks and uncertainties include, but are not limited to, the strength of the real estate market in the City of Daytona Beach in Volusia County, Florida; our ability to successfully execute acquisition or development strategies; any loss of key management personnel; changes in local, regional and national economic conditions affecting the real estate development business and income properties; the impact of environmental and land use regulations; the impact of competitive real estate activity; variability in quarterly results due to the unpredictable timing of land sales; the loss of any major income property tenants; and the availability of capital.  Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Back to 8K